Exhibit 12.1



                SCHEDULE OF COMPUTATION OF DEBT-TO-EQUITY RATIO
                            (Dollars in Thousands)




                                                      July 31,
                                             -------------------------
                                                2004           2003
                                             ----------     ----------

          Total debt                         $1,093,700     $1,042,276

          Stockholders' equity               $  303,890     $  316,396

          Debt-to-equity ratio                      3.6            3.3
                                                    ===            ===


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